Filed pursuant to Rule 424(b)(3)
Registration No. 333-151632

SUPERFUND GOLD, L.P. — SERIES A-1 AND SERIES B-1, B-2 SUPPLEMENT
DATED MAY 18, 2009 TO PROSPECTUS DATED FEBRUARY 17, 2009

APRIL 2009 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	April 2009	Year to Date	04/30/09	04/30/09

Series A-1	−4.02%	−4.02%	$1,007,741	$882.49
Series B-1	−7.56%	−7.56%	$1,049,238	$850.02
Series B-2	−7.40%	−7.40%	$944,505	$851.44

*	All performance is reported net of fees and expenses

Fund results for April 2009:

Persistent government support of financial markets appears to have provided temporary confidence to equity markets. While employment, industrial production, and GDP remained weak around the world, results generally surpassed analysts’ overly pessimistic forecasts. The S&P500 Index rose 9.4% led by bank stocks as a relaxation of marked to market accounting rules in the U.S. and strong earnings from favorable spreads created by cheap central bank liquidity supported values. The Taiwan Index surged late to finish over 20% higher on news the island would allow Chinese investment for the first time since the Chinese civil war in 1949. Germany’s DAX added over 16% on strong IFO and ZEW data, while Hong Kong’s Hang Seng Index added 13.5% and now stands over 30% above early March lows. The Fund’s short stock indices positions led to a relatively large loss this month.

World bond markets tracked steadily lower in April as money flowed out of low yielding treasuries and into equities. Concerns surrounding the massive amounts of government borrowing needed to fund stimulus packages pressured values throughout the month. In the U.S., front month 30-year bond futures posted five month lows after manufacturing and housing reports exhibited signs of stabilization and consumer confidence improved for the second straight month. European bonds traded lower as the European Community Bank surprised the market by only cutting rates 25 bps. Japanese bonds also lost ground as the details of the stimulus plan, with over $154b in spending and tax cuts, sent investors to the exits. The Fund’s long positions produced an overall loss for this sector.

The U.S. dollar index lost ground (−1.2%) in April while the euro moved sideways as capital moved out of the U.S. and European Union amid unattractive treasury yields. Eastern European regionals advanced despite terrible economic data as the Hungarian forint (+6%), Polish zloty (+4.6%), and Czech Koruna (+2.1%) stand to benefit from more favorable IMF borrowing terms. Indonesia (+9.1%), Singapore (+2.9%), and South Korea (+7.2%) moved steadily higher on confidence in Chinese growth. The long awaited relaxation of marked to market accounting for credit securities freed up additional private capital to combat deflation throughout the world. The Australian dollar (+5%), Canadian dollar (+5.5%), and Brazilian real (+5.7%) continued to attract large capital flows as investors moved to hedge against longer term inflation prospects in commodity rich economies. These developments led our long positions in the U.S. dollar to an overall loss for the currency sector.

Positive economic signals from the G20 meeting and the resulting rise in world equity markets were offset by rising inventories as demand continued to contract. While evidence of economic recovery supported energy prices, concern remains that any protracted energy market rally will limit sustained economic expansion. U.S. crude inventories expanded to 18% above last year’s levels even as OPEC quota discipline is reportedly very good. June natural gas prices continued lower this month, posting a 13.8% loss as storage increased to nearly 34% greater than a year ago and 23% greater than the five-year moving average. Industrial demand continued to contract while seasonal weather patterns further limited consumption. The Fund’s short positions in this sector produced a relatively large gain for this month.

June gold futures opened the month with a 6.5% loss as assurances from the G-20 that the IMF/World Bank will receive $1.1 trillion in capital diminished the need for a safe haven from faltering financial markets. The precious metal moved sideways from there, straddling the $900 level, as news that the Chinese plan to continue building gold reserves was offset by poor physical demand data out of India. Muted CPI and PPI data in the U.S. and Europe did little to allay policymaker’s deflation concerns, contributing to a loss of 3.6% for June gold futures on the month.

Other market sectors did not reveal significant trends and did not have a substantial influence on this month’s overall negative performance.

For the month of April 2009, Series A-1 lost 4.02%, Series B-1 lost 7.56%, and Series B-2 lost 7.40,% net of all fees and expenses.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPERFUND GOLD, L.P. — SERIES A-1
APRIL 2009 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended April 30, 2009)

STATEMENT OF INCOME

April 2009

Investment income, interest	$13

Expenses
Management fee	1,897
Ongoing offering expenses	—
Operating expenses	632
Selling Commissions	1,687
Other expenses	6
Incentive fee	—
Brokerage commissions	466

Total expenses	4,688

Net investment gain (loss)	(4,675)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(1,220)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(36,364)

Net gain(loss) on investments	(37,584)

Net increase (decrease) in net assets from operations	$(42,259)

STATEMENT OF CHANGES IN NET ASSET VALUE

April 2009

Net assets, beginning of period	$—

Net increase (decrease) in net assets from operations	(42,259)
Capital share transactions
Issuance of shares	1,050,000
Redemption of shares	—

Net increase(decrease) in net assets from capital share transactions	1,050,000
Net increase(decrease) in net assets	1,007,741

Net assets, end of period	$1,007,741

NAV Per Unit, end of period	$882.49

SUPERFUND GOLD, L.P. — SERIES B-1
APRIL 2009 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended April 30, 2009)

STATEMENT OF INCOME

April 2009

Investment income, interest	$19

Expenses
Management fee	1,976
Ongoing offering expenses	—
Operating expenses	659
Selling Commissions	1,756
Other expenses	35
Incentive fee	—
Brokerage commissions	2,437

Total expenses	6,863

Net investment gain(loss)	(6,844)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	(29,585)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(49,333)

Net gain(loss) on investments	(78,918)

Net increase (decrease) in net assets from operations	$(85,762)

STATEMENT OF CHANGE IN NET ASSET VALUE

April 2009

Net assets, beginning of period	$—

Net increase (decrease) in net assets from operations	(85,762)
Capital share transactions
Issuance of shares	1,135,000
Redemption of shares	—

Net increase (decrease) in net assets from capital share transactions	1,135,000
Net increase(decrease) in net assets	1,049,238

Net assets, end of period	$1,049,238

NAV Per Unit, end of period	$850.02

SUPERFUND GOLD, L.P. — SERIES B-2
APRIL 2009 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended April 30, 2009)

STATEMENT OF INCOME

April 2009

Investment income, interest	$17

Expenses
Management fee	1,775
Ongoing offering expenses	—
Operating expenses	592
Selling Commissions	—
Other expenses	32
Incentive fee	—
Brokerage commissions	2,190

Total expenses	4,589

Net investment gain(loss)	(4,572)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	(26,588)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(44,335)

Net gain(loss) on investments	(70,923)

Net increase (decrease) in net assets from operations	$(75,495)

STATEMENT OF CHANGE IN NET ASSET VALUE

April 2009

Net assets, beginning of period	$—

Net increase (decrease) in net assets from operations	(75,495)
Capital share transactions
Issuance of shares	1,020,000
Redemption of shares	—

Net increase (decrease) in net assets from capital share transactions	1,020,000
Net increase(decrease) in net assets	944,505

Net assets, end of period	$944,505

NAV Per Unit, end of period	$851.44

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/  Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.